Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Reports Third Quarter Earnings
And Announces Cash Dividend for the Quarter Ended September 30, 2009

Naugatuck, CT, October 27, 2009.  Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $703,000 for the quarter ended September 30, 2009 versus a net loss of $2.7 million for the quarter ended September 30, 2008.  In addition, for the nine month period ended September 30, 2009, the Company announced net income of $1.3 million compared to a net loss of $1.7 million for the nine months ended September 30, 2008.  Earnings per share for the quarter and nine months ended September 30, 2009 were $.10 and $.19 respectively, compared to a loss of $.40 and $.24 for the quarter and nine months ended September 30, 2008. The losses in the 2008 periods resulted from the Company recording in the third quarter of 2008 an Other Than Temporary Impairment (“OTTI”) charge on its investment in auction-rate pass-through certificates collateralized by Fannie Mae perpetual preferred stock of $3.2 million.  Prior to the OTTI charge, the Company reported net income of $495,000 or $0.07 per share for the three months ended September 30, 2008.  Excluding the OTTI charge, net income for the nine months ended September 30, 2008 was $1.5 million, or $0.22 per share.

In addition, the Board of Directors of the Company has declared a cash dividend for the quarter ended September 30, 2009, of $.03 per share to stockholders of record on November 5, 2009.  Payment of the cash dividend will be made on or about December 1, 2009.  Naugatuck Valley Mutual Holding Company, the Company’s mutual holding company, has waived receipt of the dividend.

John C. Roman, President and CEO commented: "Our improved earnings are the result of management efforts to increase well priced and well underwritten commercial and retail loans, manage deposit and borrowing costs, control expenses and increase non interest income.  These efforts have allowed us to absorb significant increases in FDIC deposit insurance premiums as well as prudent increases to our allowance for loan losses."

Net Interest Income

Net interest income for the quarter ended September 30, 2009 totaled $4.0 million compared to $3.7 million for the quarter ended September 30, 2008, an increase of $262,000 or 7.0%.  For the nine month period ended September 30, 2009, net interest income totaled $11.4 million compared to $10.6 million for the nine months ended September 30, 2008, an increase of $842,000 or 8.0%.  The increase in net interest income is due to an increase in the average balances of interest earning assets of 3.6% and 9.2% for the three and nine month periods, respectively, partially offset by decreases of 33 basis points and 45 basis points in the average rates earned on these assets over the same respective periods.  The increase in interest earning assets is attributed primarily to an increase in the loan portfolio, partially offset by a decrease in the investment portfolio.

The average balances in the loan portfolio increased by 10.8% in the three month period and increased by 14.3% in the nine month period.  The largest increases were in the commercial mortgage portfolio followed by the residential mortgage portfolio, due in part to the efforts of our business development officers to grow market share and attract new customers.

The average balances of deposits increased by 5.4% and 10.6% for the three and nine month periods, respectively.  The average balance of borrowings increased by 0.6% and 9.0% over the same respective periods.  The average rates paid on these deposits and borrowings decreased by 48 basis points in the three month period and 46 basis points in the nine month period, resulting in a decrease in interest expense of $431,000, or 12.3% and $640,000, or 6.2% over the same respective periods.  The increases in the average balances of deposits and borrowings were primarily used to fund increased loan demand.  The largest increases in deposits were in certificates of deposit and savings accounts, partially offset by decreases in money market accounts and checking accounts.

Credit Quality

The provision for loan losses increased from $200,000 for the three months ended September 30, 2008 to $302,000 for the three months ended September 30, 2009.  For the nine months ended September 30, 2009, the provision for loan losses increased to $859,000, from $475,000 for the nine months ended September 30, 2008.  The increase in the provisions are due to the increase in non-performing and classified loans, the growth of the total loan portfolio, a change in the mix of the portfolio towards commercial real estate loans which are generally riskier than one-to-four family loans, and general economic conditions.

Non-performing loans totaled $4.6 million at September 30, 2009 compared to $2.7 million at December 31, 2008.  The increase was primarily in the commercial real estate portfolio.  There was a 39% increase in the level of classified assets from December 31, 2008 to September 30, 2009 primarily in our commercial loan portfolio.

Mr. Roman added: “Classified assets increased from $40.5 million at December 31, 2008 to $56.2 million at September 30, 2009.  These classified assets are primarily loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.  Out of the Company’s $56.2 million in classified assets, $4.6 million were nonperforming as of September 30, 2009.”

Noninterest Income

Noninterest income was $812,000 for the quarter ended September 30, 2009 compared to a loss of $2.6 million for the quarter ended September 30, 2008. For the nine months ended September 30, 2009 noninterest income was $2.2 million compared to a loss of $1.4 million for the period ended September 30, 2008.  Excluding the OTTI charge, noninterest income was $580,000 and $1.9 million for the three and nine months ended September 30, 2008, respectively.  The increase in both the three and nine month periods was primarily due to gains on the sale of investments, combined with increased fees for other services.  Additionally, smaller increases in income from bank owned life insurance and income from investment advisory services were realized in both periods.

Noninterest Expense

Noninterest expense was $3.5 million for the quarters ended September 30, 2009 and September 30, 2008.  For the nine months ended September 30, 2009 noninterest expense was $10.9 million compared to $9.9 million for the nine months ended September 30, 2008.  The increase in the nine month period was primarily the result of increased FDIC insurance expenses.  In the second quarter of 2009, the FDIC announced a special assessment of five basis points on each insured institution’s assets minus Tier-1 capital.  This special assessment was paid on September 30, 2009.  For the three months ended September 30, 2009, FDIC insurance expense was $151,000, compared to $54,000 for the three months ended September 30, 2008.  FDIC insurance expense was $776,000 for the nine months ended September 30, 2009, compared to $76,000 for the nine months ended September 30, 2008.  Additionally, the increases in noninterest expense in the nine month period were due to increases in compensation costs, primarily as a result of filling two vacant positions and variable incentive payments, as well as increased computer processing costs.

Selected Balance Sheet Data

Total assets were $542.3 million at September 30, 2009 compared to $535.4 million at December 31, 2008, an increase of $6.9 million or 1.3%.  Total liabilities were $492.9 million at September 30, 2009 compared to $489.8 million at December 31, 2008.  Deposits at September 30, 2009 were $375.7 million, an increase of $12.7 million or 3.5% over December 31, 2008.  Borrowed funds decreased from $119.1 million at December 31, 2008 to $112.7 million at September 30, 2009.  The increase in deposits was primarily used to fund growth in loans and pay off borrowings.

Total stockholders’ equity was $49.4 million at September 30, 2009 compared to $45.6 million at December 31, 2008, due to net income of $1.3 million for the nine month period, dividends of $368,000 paid to stockholders, a net decrease to the unrealized loss on available for sale securities of $2.4 million, $479,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan and stock repurchases of $25,000.  At September 30, 2009, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

About Naugatuck Valley

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut, with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These measures include net income, noninterest income and earnings per share before the OTTI charge.  These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information.

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	September 30,	December 31,
	2009	2008
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$7,909	$8,214
Investment in federal funds	2,253	33
Investment securities	41,795	63,844
Loans receivable, net	459,510	431,976
Deferred income taxes	2,686	2,833
Other assets	28,124	28,486

Total assets	$542,277	$535,386

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$375,679	$363,026
Borrowed funds	112,726	119,148
Other liabilities	4,456	7,623

Total liabilities	492,861	489,797

Total stockholders' equity	49,416	45,589

Total liabilities and stockholders' equity	$542,277	$535,386

SELECTED OPERATIONS DATA
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)
	(In thousands, except per share data)

Total interest income	$7,055	$7,224	$21,150	$20,948
Total interest expense	3,068	3,499	9,749	10,389
Net interest income	3,987	3,725	11,401	10,559

Provision for loan losses	302	200	859	475

Net interest income after provision for loan losses	3,685	3,525	10,542	10,084

Noninterest income (loss)	812	(2,636)	2,165	(1,350)
Noninterest expense	3,483	3,453	10,879	9,914

Income (loss) before provision
for income taxes	1,014	(2,564)	1,828	(1,180)
Provision for income taxes	311	157	517	486

Net income (loss)	$703	$(2,721)	$1,311	$(1,666)

Earnings (loss) per common share - basic and diluted	$0.10	$(0.40)	$0.19	$(0.24)

SELECTED FINANCIAL RATIOS
	For the Three Months
SELECTED PERFORMANCE RATIOS: (1)	Ended September 30,
	2009		2008
	(Unaudited)

Return on average assets	0.52%		-2.09%
Return on average equity	5.73		-21.95
Interest rate spread	3.06		2.93
Net interest margin	3.15		3.05
Efficiency ratio (2)	72.41		316.35

ASSET QUALITY RATIOS:	At September 30,		At December 31,
	2009		2008
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$3,712		$2,869
Allowance for loan losses as a percent of total loans	0.80%		0.66%
Allowance for loan losses as a percent of
nonperforming loans	81.15%		107.13%
Net charge-offs (recoveries) to average loans
outstanding during the period	(0.00	) %	(0.01	) %
Nonperforming loans	$4,574		$2,678
Nonperforming loans as a percent of total loans	0.99%		0.62%
Nonperforming assets	$4,727		$2,678
Nonperforming assets as a percent of total assets	0.87%		0.50%
(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000